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                                                                Exhibit 23.3





                  Consent of Ernst & Young LLP, Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the School Specialty, Inc. 1998 Stock Incentive Plan and the School Specialty, Inc. 401(k) Plan of our report dated June 11, 1998 (except for Note C, as to which the date is June 17, 1998) with respect to the consolidated financial statements of The National School Supply Company and Subsidiaries included in the Current Report (Form 8-K/A) of School Specialty, Inc. filed with the Securities and Exchange Commission on September 14, 1998.

                              /s/ Ernst & Young LLP

Cleveland, Ohio
September 18, 1998